Accountants and Business Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement (Form N-14) and related Prospectus of Mosaic Tax-Free Trust (the "Trust") for the acquisition of the assets of Tax-Free Arizona and Missouri series of the Trust by and in exchange for shares of Tax-Free National Fund series of the Trust, and to the incorporation by reference therein of our report dated November 4, 2005, with respect to the Statements of Assets and Liabilities, including the Portfolios of Investments, Statements of Operations, Statements of Changes in Net Assets, Financial Highlights and Notes to Financial Statements as of and for the year ended September 30, 2005, included in its Annual Report to Shareholders for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

(signature)

GRANT THORNTON LLP

Chicago, Illinois

February 9, 2006